FAX NEWS RELEASE

The Manitowoc Company, Inc.
P.O. Box 66 ◆ Manitowoc WI 54221-0066
Telephone: 920-684-4410 ◆ Telefax: 920-652-9778
Internet: http://www.manitowoc.com

News for Immediate Release

THE MANITOWOC COMPANY APPOINTS TIMOTHY M. WOOD
AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Former Borg-Warner executive will head Manitowoc's financial operations

MANITOWOC, WI - October 29, 2002 - The Manitowoc Company, Inc. (NYSE: MTW) today named Timothy M. Wood as its new senior vice president and chief financial officer. He assumes the role from Carl J. Laurino, corporate treasurer, who had been serving on an interim basis since May.

Wood, 54, of Chicago, brings 30 years of financial experience to the post. He previously held the same title at Redem Technologies, but spent the bulk of his career - 23 years - with Borg-Warner Corporation. For six years, he served as vice president of finance and chief financial officer for the billion-dollar company.

"We believe Tim's global management skills, familiarity with the product development process, and broad investor relations experience will be true strategic assets to The Manitowoc Company as we pursue our growth plans," said Terry D. Growcock, Manitowoc's chairman and chief executive officer. "Additionally, Tim is equally experienced in all operational aspects of accounting, as well as in the typical duties associated with a treasurer and chief financial officer."

While at Borg-Warner, Wood helped transform the company from a capital-intensive, highly leveraged organization to one of the largest and most profitable providers of physical security services in the United States. As vice president and corporate controller, Wood was responsible for all financial and operating control activity throughout the company in both its automotive component and security businesses, which included subsidiaries on five continents.

Wood participated in a $5 billion leveraged buyout and was an active member of the restructuring team that divested five major operations and numerous smaller operations - reducing overall debt by about $4.5 billion. In 1993, after the restructuring, Wood helped take Borg Warner Security and Borg Warner Automotive public in two separate transactions. Prior to joining Borg-Warner, Wood worked with the public accounting firm Peat Marwick, Mitchell & Co.

THE MANITOWOC COMPANY APPOINTS TIMOTHY M. WOOD AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER / 2

"I'm very pleased to join Manitowoc and its family of market-leading brands," Wood said. "Joining a company that operates in three diverse industries, with a century of history behind and a promising future ahead, is a tremendous opportunity."

Wood succeeds Glen Tellock, who was named president and general manager of Manitowoc's Crane Group earlier this year.

About The Manitowoc Company

The Manitowoc Company, Inc. is a leading producer of lattice-boom cranes, tower cranes, mobile hydraulic cranes, boom trucks, and related products for the global construction industry. It is also a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment for the foodservice industry. In addition, it is the leading provider of ship repair, conversion, and new-building services for government, military, and commercial customers throughout the maritime industry.

For more information:
Thomas G. Musial
Senior Vice President - Human Resources & Administration
920-652-1738